EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-266811) of our report dated March 27, 2023 relating to the financial statements of Forza X1, Inc. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the periods October 15, 2021 through December 31, 2021 (successor) and January 1, 2021 through October 14, 2021 (predecessor) appearing in this Annual Report (Form 10-K). Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ GRASSI & CO., CPAs, P.C.
Jericho, New York
March 27, 2023